Exhibit (23)

Consent of Independent Auditors

    We consent to the incorporation by reference in the Annual Report (Form 10-K) of Target Corporation of our report dated February 28, 2000, included in the 1999 Annual Report to Shareholders of Target Corporation.

    We also consent to the incorporation by reference in Registration Statement Number 333-65347 on Form S-3 and Registration Statement Numbers 33-6918, 33-64013, 333-30311, 333-27435 and 333-86373 on Form S-8 of our report dated February 28, 2000, with respect to the consolidated financial statements incorporated by reference in this Annual Report (Form 10-K) of Target Corporation.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
April 10, 2000